                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 ISS Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                ISS GROUP, INC.

                             ---------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2000

                             ---------------------
TO THE STOCKHOLDERS OF ISS GROUP, INC.:

     The Annual Meeting of Stockholders of ISS Group, Inc., a Delaware corporation (the "Company"), will be held on Wednesday May 24, 2000, at 11:00 A.M. Eastern Daylight Savings Time. The location is the LaQuinta Inn, 6260 Peachtree-Dunwoody Road, Atlanta, Georgia 30328. The Annual Meeting is held for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

          1. To elect three directors to serve a three-year term ending in the year 2003 or until a successor is duly elected and qualified;

          2. To approve an amendment to the Company's certificate of incorporation changing the Company's name to "Internet Security Systems, Inc."

          3. To approve an amendment to the Company's Restated 1995 Stock Incentive Plan (the "1995 Plan"), reducing the number of shares included in future options granted to non-employee directors under the 1995 Plan's Automatic Option Grant Program and increasing the vesting period for annual grants;

          4. To approve an amendment to the 1995 Plan limiting the number of shares by which the share reserve will automatically increase each calendar year under the 1995 Plan; and

          5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 3, 2000, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. If you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned so that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          /s/ THOMAS E. NOONAN

                                          Thomas E. Noonan
                                          Chief Executive Officer and
                                          Chairman of the Board of Directors

Atlanta, Georgia
April 12, 2000

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                ISS GROUP, INC.

                          6600 PEACHTREE-DUNWOODY ROAD
                           300 EMBASSY ROW, SUITE 500
                             ATLANTA, GEORGIA 30328
                             ---------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000
                             ---------------------

GENERAL

     The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of ISS Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 24, 2000 (the "Annual Meeting"). The Annual Meeting will be held at 11:00 A.M. at the LaQuinta Inn, 6260 Peachtree-Dunwoody Road, Atlanta, Georgia 30328. These proxy solicitation materials were mailed on or about April 12, 2000 to all stockholders entitled to vote at the Annual Meeting.

VOTING

     The specific proposals for consideration and action at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 3, 2000, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 41,782,017 shares of the Company's Common Stock, par value $0.001 per share ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock, par value $0.001 per share, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held on April 3, 2000. Stockholders may not cumulate votes in the election of directors.

     The inspector of election appointed for the meeting will tabulate all votes. Affirmative and negative votes, abstentions and broker non-votes will be separately tabulated. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

PROXIES

     Shares represented by properly signed and returned proxy forms will be voted at the Annual Meeting in accordance with the instructions specified. If the proxy does not specify how to vote the shares represented, the proxy will be voted FOR the election of each director proposed by the Company's Board of Directors (the "Board") unless the authority to vote for the election of a director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals 2, 3 and 4 described in the accompanying Notice and this Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Company's General Counsel at the Company's principal executive offices at 6600 Peachtree-Dunwoody Road, 300 Embassy Row, Suite 500, Atlanta, Georgia 30328, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to Company directors, officers or employees for such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by stockholders at the Company's 2001 annual meeting must be received no later than December 13, 2000, in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proper notice of a stockholder proposal must be received by the Company no later than December 13, 2000 for the proposal to be timely under the Company's By-Laws. In addition, any stockholder proposal must comply with the rules and regulations of the Securities and Exchange Commission and all the requirements in the Company's By-Laws.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                  PROPOSAL ONE

              ELECTION OF THREE DIRECTORS FOR TERM ENDING IN 2003

GENERAL

     Stockholders will elect three members of the Board at the Annual Meeting. Thomas E. Noonan, Sam Nunn and David N. Strohm, who are currently directors, were nominated by the Board to stand for election.

     The Board currently consists of seven directors. The Company's Certificate of Incorporation provides for a classified Board consisting of three classes of directors with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. The class whose term of office expires at the 2000 Annual Meeting consists of three directors. Each director elected to this class will serve for a term of three years, expiring at the 2003 annual meeting or when a successor has been elected and qualified. If this proposal is approved, the composition of the Board will remain seven directors, with one class of three directors and two classes of two directors each.

     The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the Board of Directors to fill the vacancy. Unless otherwise instructed, proxies will be voted FOR the nominees named below.

NOMINEES FOR TERM ENDING AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS

     Thomas E. Noonan, 39, has served as President and a director since August 1995 and as Chief Executive Officer and Chairman of the Board of Directors since November 1996. Prior to joining the Company, Mr. Noonan served as Vice President, Sales and Business Development with TSI International, an electronic commerce company then owned by Warburg Pincus and Dun & Bradstreet, from October 1994 until August 1995. From November 1989 until October 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software. Prior to 1989, Mr. Noonan co-founded Actuation Electronics, a motion control company for precision applications, and founded Leapfrog Technologies, an object-oriented software development tools company for networked applications. Mr. Noonan is also a director of Manhattan Associates, Inc., a provider of technology-based solutions to improve supply chain effectiveness and efficiencies. Mr. Noonan holds a B.S. in mechanical engineering from the Georgia Institute of Technology and a C.S.S. in business administration and management from Harvard University.

     Sam Nunn, 61, has served as an advisor to the Company since February 1998 and as a director since October 1999. Mr. Nunn has been a senior partner in the Atlanta law firm of King & Spalding since January 1997. Previously, he served in the United States Senate for four terms starting in 1972. During his tenure in the Senate, he served as chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. Mr. Nunn is a director of The Coca-Cola Company, Dell Computer Corporation, General Electric Company, National Service Industries, Inc., Scientific-Atlanta, Inc., Texaco, Inc. and Total System Services, Inc., and several privately held companies. He also serves as Chairman of the Board of the Center for Strategic and International Studies
(CSIS), a Washington, D.C. think tank. Mr. Nunn attended Georgia Tech and Emory University and received a L.L.B. from Emory Law School.

     David N. Strohm, 51, has served as a director of the Company since February 1996. Since 1980, Mr. Strohm has been an employee of Greylock Management Corporation, a venture capital group, and has been a general partner of several venture capital funds affiliated with Greylock. Mr. Strohm currently serves as a director of DoubleClick, Inc., a provider of Internet advertising services, Switchboard, Inc., an Internet-based local merchant networking company, and Legato Systems, Inc., a data storage management software company, and several privately held companies. Mr. Strohm received his B.A. from Dartmouth College and his M.B.A. from Harvard Business School.

CONTINUING DIRECTORS FOR TERM ENDING AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS

     Robert E. Davoli, 51, has served as a director of the Company since February 1996. Mr. Davoli has been a general partner of or an advisor to Sigma Partners, a venture capital firm, since January 1995. Mr. Davoli was President and Chief Executive Officer of Epoch Systems, Inc., a client/server storage management provider, from February 1993 to September 1994. From May 1986 through June 1992, Mr. Davoli was the President and Chief Executive Officer of SQL Solutions, a relational database management systems consulting and tools company that he founded and sold to Sybase, Inc. in January 1990. Mr. Davoli serves as a director of Vignette Corporation, an Internet relationship management software company, Versata, Inc., an e-business software applications and services company, and several privately held companies. Mr. Davoli received a B.A. in history from Ricker College.

     Christopher W. Klaus, 26, founded the Company in April 1994 and served as President until August 1995 and as Chief Executive Officer until November 1996. Mr. Klaus continues to serve as Chief Technology Officer and as a director. Prior to founding the Company, Mr. Klaus developed a shareware version of Internet Scanner while attending the Georgia Institute of Technology.

CONTINUING DIRECTORS FOR TERM ENDING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     Richard S. Bodman, 61, has served as a director of the Company since July 1997. Since May 1996, Mr. Bodman has served as President of Venture Management Services, Inc., an independent company that manages equity funds and investments, including those of AT&T Ventures. From August 1990 to May 1996, Mr. Bodman served AT&T as Senior Vice President for Strategy and Development, as a member of the AT&T's Management Executive Committee, and as Lead Director of Sandia National Laboratories. From March 1985 to July 1990, he served as President of Washington National Investment Corp. From June 1978 to December 1984, he served Communications Satellite Corp. respectively as Senior Vice President and CFO, President and CEO of Comsat General Corporation and as President of Satellite Television Corp. From June 1973 to May 1978, he held several management positions at E.I. duPont de Nemours, Inc. From April, 1971 to May 1973, served in the U.S. Government as Assistant Director of the Office of Management and Budget in the Executive Office of the President and earlier as Assistant Secretary of the U.S. Department of the Interior. From 1967 to 1971 he was a partner of the international public accounting firm of Touche Ross & Co. Mr. Bodman is also a director of TYCO International, Inc., Young & Rubicam Inc. and several privately held companies. Mr. Bodman holds a B.S. in engineering from Princeton University and an M.S. in industrial management from the Massachusetts Institute of Technology and is a CPA.

     Kevin J. O'Connor, 39, has served as a director of the Company since October 1995. Mr. O'Connor has been the Chief Executive Officer and Chairman of DoubleClick Inc., a provider of Internet advertising services, since January 1996. Mr. O'Connor is also a director of 1-800-FLOWERS.com, an e-commerce provider of floral products and gifts, gourmet foods and home and garden merchandise. From September 1994 to December 1995, Mr. O'Connor served as Director of Research for Digital Communications Associates, a data communications company (now Attachmate Corporation), and from April 1992 to September 1994, as its Chief Technical Officer and Vice President, Research. From its inception in May 1983 until its sale in April 1992, Mr. O'Connor served as Vice President, Research of Intercomputer Communications Corp., a software development company. Mr. O'Connor received his B.S. in electrical engineering from the University of Michigan.

BOARD COMMITTEES AND MEETINGS

     The Board held seven meetings during the fiscal year ended December 31, 1999 (the "1999 Fiscal Year"). The Board has an Audit Committee and a Compensation Committee. Each director attended or participated in 75% or more of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the director served during the 1999 Fiscal Year.

     The Compensation Committee of the Board currently consists of three directors, Messrs. Davoli, O'Connor and Strohm, and is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensa-tion Committee also has authority to administer the Company's Restated 1995 Stock Incentive Plan (the "1995 Plan") and to make option grants thereunder. The Compensation Committee held four meetings and acted by unanimous written consent twice during the 1999 Fiscal Year.

     The Audit Committee of the Board currently consists of three directors, Messrs. Bodman, Davoli and Nunn. The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held two meetings during the 1999 Fiscal Year. In December 1999, the Securities and Exchange Commission, the National Association of Securities Dealers and the Auditing Standards Board adopted new rules regarding audit committees. The Securities and Exchange Commission rules include requirements that:

     - independent auditors review interim financial statements before companies file their Form 10-Q;

     - proxy statements include a report from the audit committee;

     - companies disclose in their proxy statements whether the audit committee has a written charter, and file a copy of their charter every three years; and

     - companies disclose in their proxy statement information relating to the independence of audit committee members.

     The Rules of the National Association of Securities Dealers:

     - define "independence;"

     - require audit committees to include at least three members who are independent and financially literate and at least one member having accounting or financial management expertise; and

     - require audit committees to adopt formal written charters that specify the committee's responsibilities.

     The Board and Audit Committee of the Board intend to conform to these rules as soon as practicable, but in any event by the dates required by the rules. Mr. Nunn replaced Mr. Noonan on the Company's Audit Committee at the April 10, 2000 Board meeting in anticipation of the independence requirement.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company do not receive annual retainers or meeting fees but are reimbursed for their reasonable expenses in connection with attending Board meetings.

     Under the Automatic Option Grant Program as currently in effect under the 1995 Plan, each individual who first joins the Board as a non-employee director will receive an option to purchase 40,000 shares of Common Stock on the date he or she is first elected or appointed to the Board, provided he or she has not otherwise been in the Company's prior employ. In addition, at each annual stockholders meeting, each individual who continues to serve as a non-employee Board member after the meeting will receive an additional option to purchase 5,000 shares of Common Stock. Proposal Three, beginning on page 8, describes a proposed reduction to the number of shares automatically granted to non-employee directors.

     Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable, however, and any shares purchased upon exercise of the option will be subject to repurchase by the Company if the optionee's service as a non-employee Board member ceases prior to vesting in the shares. An initial 40,000-share grant will vest in four equal successive annual installments over an optionee's period of Board service. However, the shares subject to each initial automatic grant will immediately vest upon certain changes in the ownership or control of the Company or upon the death of the optionee while serving as a Board member. Each additional annual 5,000-share grant will vest immediately. Proposal Three describes a proposed increase in the vesting period for the annual grants.

STOCKHOLDER APPROVAL

     The three nominees receiving the most affirmative votes of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting will be elected directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO

APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION CHANGING THE COMPANY'S
                    NAME TO INTERNET SECURITY SYSTEMS, INC.

     On April 10, 2000, the Board approved and declared advisable an amendment to and restatement of the Company's certificate of incorporation, changing the Company's name to "Internet Security Systems, Inc." The Company's stockholders are asked to approve the amendment, which is intended to adopt as the Company's corporate name the name used in the marketplace for its products and services. No other changes will be made to the Company's certificate of incorporation, as currently in effect, as a result of the proposed amendment. The Company's ticker symbol for trading of its shares on the National Market of the Nasdaq Stock Market will remain "ISSX".

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the Company's outstanding voting shares is required for approval of the amendment to the certificate of incorporation. The Board has adopted an amended and restated certificate of incorporation containing the amendment contemplated by this proposal. If this proposal is approved at the Annual Meeting, the proposed amendment would become effective upon filing the amended and restated certificate of incorporation with the Secretary of State of Delaware. The filing is expected to take place shortly after stockholder approval. If stockholder approval is not obtained, then the name of the Company will remain ISS Group, Inc. and will not become Internet Security Systems, Inc.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION CHANGING THE COMPANY'S NAME TO INTERNET SECURITY SYSTEMS, INC.

                                 PROPOSAL THREE

 APPROVAL OF AMENDMENT TO THE RESTATED 1995 STOCK INCENTIVE PLAN TO REDUCE THE
  NUMBER OF SHARES INCLUDED IN OPTIONS AUTOMATICALLY GRANTED TO DIRECTORS AND
                INCREASING THE VESTING PERIOD FOR ANNUAL GRANTS

     The Company's stockholders are being asked to approve an amendment to the Company's Restated 1995 Stock Incentive Plan (the "1995 Plan") that will change the Automatic Option Grant Program for non-employee directors. This proposed amendment is designed to bring the option grants to non-employee directors in line with industry norms.

     On April 10, 2000, the Board approved the amendment that reduces the number of shares included in options granted to non-employee directors under the 1995 Plan's Automatic Option Grant Program, subject to stockholder approval at the Annual Meeting. Approval of the proposed amendment will reduce the number of shares included in future grants under the Automatic Option Grant Program. Initial option grants will be reduced from 40,000 to 25,000 shares of Common Stock, granted on the date the individual first becomes a non-employee member of the Board. Annual option grants will be reduced from 5,000 to 2,500 shares of Common Stock granted at each annual stockholders meeting, beginning with this Annual Meeting, if the non-employee director continues to serve on the Board.

     The amendment also increases the vesting period for the annual option grants. At the 1999 annual meeting, the stockholders of the Company approved an amendment providing for immediate vesting of options granted annually to non-employee directors. This was done to minimize the effect of proposed accounting rules on the Company's reported earnings arising from the grant of options. However, the proposed rules did not take effect. Under the amendment, each annual grant will vest upon the optionee's completion of one year of Board service measured from the grant date.

     A summary of the principal features of the 1995 Plan, as most recently amended, and other relevant information appears after Proposal Four, beginning on page 9.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the Automatic Option Grant Program of the 1995 Plan. If stockholder approval is not obtained, then the number of shares subject to each automatic option grant to non-employee directors will not be reduced, and the automatic annual grants will continue to vest immediately upon grant. The 1995 Plan will, however, continue to remain in effect, and option grants and direct stock issuances may continue to be made pursuant to the provisions of the 1995 Plan, until the available reserve of Common Stock as last approved by the stockholders has been issued pursuant to option grants and direct stock issuances made under the 1995 Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE AUTOMATIC OPTION GRANT PROGRAM.

                                 PROPOSAL FOUR

 APPROVAL OF AMENDMENT TO THE 1995 PLAN LIMITING THE NUMBER OF SHARES BY WHICH THE SHARE RESERVE WILL AUTOMATICALLY INCREASE EACH CALENDAR YEAR UNDER THE 1995
                                      PLAN

     The Company's stockholders are being asked to approve an amendment to the 1995 Plan that will limit the number of shares of Common Stock by which the share reserve will automatically increase each calendar year to the lesser of
(i) 2,000,000 shares or (ii) 3% of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year.

     The number of shares reserved for issuance under the 1995 Plan automatically increases on the first trading day of each calendar year by an amount equal to 3% of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. On April 10, 2000, the Board approved an amendment to the 1995 Plan, limiting to 2,000,000 the number of shares added each year to the share reserve. The limit is not expected to constrain the annual 3% automatic increase but permits the grant of incentive options qualified under federal tax laws using the shares added to the reserve under the automatic annual increase. The 2,000,000-share limit would be adjusted for changes in the Common Stock due to stock splits, stock dividends, recapitalizations, combinations of shares, share exchanges or other changes affecting the Common Stock as a class without the Company's receipt of consideration.

     The Company relies significantly on equity incentives in the form of stock option grants to attract and retain employees. The Board believes that stock incentives, including incentive stock options qualified under federal tax laws, are necessary for the Company to remain competitive in the marketplace for employees.

     A summary of the principal features of the 1995 Plan, as most recently amended, and other relevant information appears after this Proposal Four, beginning on page 9.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the amendments to the 1995 Plan. If stockholder approval is not obtained, then the automatic annual increase in shares of Common Stock reserved for granting options may not be used for granting qualified incentive options. The 1995 Plan will, however, continue to remain in effect, and option grants and direct stock issuances may continue to be made pursuant to the provisions of the 1995 Plan, until the available reserve of Common Stock as last approved by the stockholders has been issued pursuant to option grants and direct stock issuances made under the 1995 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE 1995 PLAN.

1995 PLAN SUMMARY OF PRINCIPAL FEATURES

     The following is a summary of the principal features of the 1995 Plan, as most recently amended. This summary does not, however, purport to be a complete description of all the provisions of the 1995 Plan. Any stockholder of the Company who wishes to obtain a copy of the plan document may do so upon written request to the Company at 6600 Peachtree-Dunwoody Road, Embassy Row, Building 300, Suite 500, Atlanta, Georgia 30328.

  Equity Incentive Programs

     The 1995 Plan consists of three separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program and (iii) the Automatic Option Grant Program for non-employee Board members. The principal features of each program are described below. The Compensation Committee of the Board has exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to the Company's executive officers and non-employee Board members. The Board and Compensation Committee have concurrent authority to make option grants and stock issuances under those programs to all other eligible individuals. The Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make option grants and stock issuances under those two programs to individuals other than the Company's executive officers and non-employee Board members.

     The term Plan Administrator, as used in this summary, will mean the Compensation Committee, the Board and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the 1995 Plan. However, none of the Compensation Committee, the Board or any secondary committee exercise any administrative discretion under the Automatic Option Grant Program. All grants under that program are made in strict compliance with the express provisions of the program.

  Share Reserve

     An aggregate of 8,266,929 shares of Common Stock has been reserved to date for issuance over the term of the 1995 Plan. Such share reserve includes the 1,229,405 shares added to the reserve on January 3, 2000 pursuant to the automatic share increase provisions of the 1995 Plan. In addition, on the first trading day of each calendar year during the term of the 1995 Plan, the number of shares of Common Stock available for issuance under the 1995 Plan automatically increases by an amount equal to 3% of the shares of the Company's Common Stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 2,000,000 shares if Proposal Four is approved.

     No participant in the 1995 Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 600,000 shares of Common Stock in the aggregate per calendar year. Stockholder approval of Proposal Four will also constitute a reapproval of the 600,000-share limitation for purposes of Internal Revenue Code Section 162(m).

     The shares of Common Stock issuable under the 1995 Plan may be drawn from shares of the Company's authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased on the open market.

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate, annually and per participant) under the 1995 Plan and the securities and the exercise price per share in effect under each outstanding option.

  Eligibility

     Officers, employees, non-employee Board members and independent consultants in the service of the Company or its parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Participation in the Automatic Option Grant Program is limited to non-employee members of the Board.

     As of February 29, 2000, eight executive officers, five non-employee Board members and approximately 850 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The five non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

  Valuation

     The fair market value per share of Common Stock on any relevant date under the 1995 Plan will be the closing selling price per share on that date on the National Market of the Nasdaq Stock Market. On April 10, 2000 the fair market value per share determined on such basis was $89.75.

  Discretionary Option Grant Program

     The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Each granted option will have an exercise price per share equal to the fair market value of the shares on the grant date unless otherwise determined by the Plan Administrator. No granted option will have a term in excess of 10 years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares; the shares acquired under those options will be subject to repurchase by the Company, at the exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program, which provide the holders with the right to surrender their options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

     The Plan Administrator also has the authority cancel any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution therefor, new options covering the same or a different number of shares of Common Stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

  Stock Issuance Program

     Shares of Common Stock may be issued under the Stock Issuance Program at a price per share equal to the fair market value of the shares unless otherwise determined by the Plan Administrator and for such valid consideration under the Delaware General Corporation Law as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

  Non-Employee Director Automatic Option Grant Program

     Under the Automatic Option Grant Program, non-employee Board members receive option grants at specified intervals over their period of Board service. All grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of the program. Stockholder approval of Proposal Three will also constitute approval of each option granted on or after the date of the 2000 Annual Meeting pursuant to the provisions of the Automatic Option Grant Program summarized below and the subsequent exercise of that option in accordance with such provisions.

     Prior to the amendment of the 1995 Plan set forth in Proposal Three, each individual who was first elected or appointed as a non-employee Board member was entitled to receive at the time of initial election or appointment a non-statutory option to purchase 40,000 shares of the Company's Common Stock. In addition, on the date of each annual stockholders meeting, each individual who was to continue to serve as a non-employee Board member was entitled to receive a non-statutory option on the date of the meeting to purchase

5,000 shares of Common Stock. Each initial and annual option would be immediately exercisable for all the option shares. However, shares purchased under the 1995 Plan are subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. Each initial grant vests in four equal annual installments upon the optionee's completion of each successive year of Board service over the four-year period measured from the grant date. The annual option grant vests immediately on the grant date.

     Under the Automatic Option Grant Program, as amended by the Board on April 10, 2000 and subject to stockholder approval as provided in Proposal Three, the number of shares of Common Stock subject to the initial and annual grants in the future is reduced, and the vesting period of the annual grants is increased, as indicated in items 1, 2 and 3 below:

          1. Each individual who first becomes a non-employee Board member on or after the 2000 Annual Meeting, whether through election by the stockholders or appointment by the Board, will automatically be granted, at the time of initial election or appointment, a non-statutory option to purchase 25,000 shares of Common Stock, provided the individual has not previously been in the Company's employ.

          2. On the date of each annual meeting, beginning with the 2000 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not standing for re-election at that particular annual meeting, will automatically be granted a non-statutory option to purchase 2,500 shares of Common Stock, provided the individual has served as a non-employee Board member for at least six months. There will be no limit on the number of 2,500-share option grants any one non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in the Company's employ will be eligible to receive annual grants.

          3. Each initial and annual option will be immediately exercisable for all of the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares of Common Stock subject to the initial option grant will vest in a series of four successive equal annual installments upon the optionee's completion of each successive year of Board service over the four-year period measured from the grant date. The shares of Common Stock subject to each annual option grant will vest upon the optionee's completion of one year of Board service measured from the grant date.

     Each automatic option grant will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the grant date. The option will have a term of 10 years, subject to earlier termination at the end of the 12-month period measured from the date of the optionee's cessation of Board service.

     Each automatic option will remain exercisable for a 12-month period following the optionee's cessation of service as a Board member. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable post-service exercise period, the option may not be exercised for more than the number of option shares (if any) in which the Board member is vested at the time of his or her cessation of Board service.

     The shares subject to each automatic option grant will immediately vest upon (i) the optionee's death or permanent disability while a Board member, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership

     Each option granted under the Automatic Option Grant Program will include a limited stock appreciation right so that upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting securities or a change in a majority of the Board as a result of one or more contested elections for Board membership, the option may be surrendered to the Company in return for a cash distribution from the Company. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option. In addition, the Plan Administrator may grant such rights to officers of the Company as part of their option grants under the Discretionary Option Grant Program. Stockholder approval of Proposal Three will also constitute pre-approval of each limited stock appreciation right granted under the Automatic Option Grant Program and the subsequent exercise of those rights in accordance with the foregoing terms.

     The remaining terms and conditions of each automatic option grant will in general conform to the terms summarized for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

  General Provisions

     Acceleration. If Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program that is not to be assumed or replaced by the successor corporation will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. If an option is assumed or replaced in connection with an acquisition and within 12 months following the acquisition the optionee is offered a lesser position or the optionee's service is terminated, whether involuntarily or through a resignation for good reason, then the exercisability of the option will accelerate in part so that the option will become exercisable with respect to the next annual installment of option shares for which the option is otherwise to become exercisable.

     The Plan Administrator has the authority under the Discretionary Option Grant Program to provide that those options will automatically vest in full (i) upon an acquisition of the Company, whether or not those options are assumed or replaced, (ii) upon a hostile change in control of the Company effected through a tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of Board members, or (iii) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed 12 months) following an acquisition in which those options are assumed or replaced or otherwise continued in effect upon a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The options granted under the Automatic Option Grant Program will automatically accelerate and become exercisable in full upon any acquisition or change in control transaction.

     The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

     Financial Assistance. The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

     Special Tax Election. The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the 1995 Plan with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

     Amendment and Termination. The Board may amend or modify the 1995 Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the 1995 Plan will terminate on the earliest of (i) September 6, 2005, (ii) the date on which all shares available for issuance under the 1995 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

  Option Grants

     The table below shows, as to Company's Chief Executive Officer, the four other most highly compensated executive officers of the Company (with base salary and bonus for the past fiscal year in excess of $100,000) and the other individuals and groups indicated, the number of shares of Common Stock subject to option grants made under the 1995 Plan from January 1, 1999 through March 31, 2000, together with the weighted average exercise price payable per share. The Company has not made any direct stock issuances to date under the 1995 Plan.

                              OPTION TRANSACTIONS

                                                               OPTIONS
                                                               GRANTED      WEIGHTED AVERAGE
                                                              (NUMBER OF     EXERCISE PRICE
NAME                                                           SHARES)     OF GRANTED OPTIONS
----                                                          ----------   ------------------
Thomas E. Noonan, President, Chief Executive Officer and
  Chairman of the Board.....................................         --          $   --
Alex Bogaerts, Vice President (Europe)(1)...................     44,000           33.65
Lin Ja Hong, Vice President (Asia/Pacific)(1)...............     24,000           36.18
Richard Macchia, Vice President and Chief Financial
  Officer(2)................................................     75,000           63.94
M. Thomas McNeight, Vice President (Americas Sales).........         --              --
All current executive officers as a group (eight persons)...    618,000           50.71
All employees, including current officers who are not
  executive officers, as a group............................  1,899,780           39.63

---------------

(1) The shares underlying these options vest at a rate of 25% per year over a four-year period.

(2) The shares underlying these options vest at a rate of 50% three years after the grant date and 50% four years after the grant date.

     As of February 29, 2000, options covering 4,680,590 shares of Common Stock were outstanding under the 1995 Plan, 1,451,096 shares remained available for future option grant or direct issuance and 2,135,243 shares have been issued pursuant to the exercise of outstanding options under the 1995 Plan.

  Federal Income Tax Consequences

     Option Grants. Options granted under the 1995 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options, which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

          Incentive Options. The optionee recognizes no taxable income at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

          If the optionee makes a disqualifying disposition of the purchased shares, the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

          Non-Statutory Options. An optionee recognizes no taxable income upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

          If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over
     (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the
     Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

          The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

     Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the appreciation distribution. The Company will be entitled to an income tax deduction equal to the appreciation distribution in the taxable year in which such ordinary income is recognized by the optionee.

     Direct Stock Issuances. The tax principles applicable to direct stock issuances under the 1995 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

  Deductibility of Executive Compensation

     The Company anticipates that any compensation deemed paid by it in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Section 162(m).

  Accounting Treatment

     Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company's reported earnings. However, the Company must disclose in footnotes to the Company's financial statements, the fair value of those options and the pro-forma impact those options would have upon the Company's reported earnings if the fair value of those options at the time of grant were treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

     Option grants or stock issuances made under the 1995 Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against the Company's earnings over the period that the option shares or issued shares are to vest.

     Should one or more individuals be granted tandem stock appreciation rights under the 1995 Plan, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 31, 2000. The persons and groups included are (i) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address for the following stockholders is c/o ISS Group, Inc., 6600 Peachtree-Dunwoody Road, 300 Embassy Row, Suite 500, Atlanta, Georgia 30328.

                                                              SHARES BENEFICIALLY OWNED
                                                              -------------------------
BENEFICIAL OWNER                                               NUMBER     PERCENTAGE(1)
----------------                                              ---------   -------------
Christopher W. Klaus........................................  5,702,585       13.6%
Ark Asset Management Co., Inc.(2)...........................  4,302,500       10.3
Thomas E. Noonan(3).........................................  2,708,590        6.5
Alex Bogaerts(4)............................................     71,250          *
Lin Ja Hong(5)..............................................     55,000          *
Richard Macchia(6)..........................................    206,200          *
M. Thomas McNeight(7).......................................    121,400          *
Richard S. Bodman(8)........................................     63,471          *
Robert E. Davoli(9).........................................    168,551          *
Kevin J. O'Connor(10).......................................    603,090        1.4
David N. Strohm(11).........................................    135,000          *
Sam Nunn(12)................................................     71,600          *
All directors and executive officers as a group (13
  persons)(13)..............................................  9,908,973       23.7

---------------

   * Indicates less than 1%.
 (1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days following March 31, 2000, are deemed outstanding. However, shares subject to options are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
 (2) Based solely on information provided by Ark Asset Management Co., Inc. on its Schedule 13G filed January 6, 2000 with the Securities and Exchange Commission. The address for Ark Asset Management Co., Inc., is 125 Broad Street, New York, New York 10004.
 (3) Includes 310,028 shares held in family trusts and options immediately exercisable for 120,000 shares of Common Stock.
 (4) Includes options immediately exercisable for 35,000 shares of Common Stock.
 (5) Consists of options immediately exercisable for 55,000 shares of Common Stock.
 (6) Includes options immediately exercisable for 195,000 shares of Common
     Stock.
 (7) Consists of options immediately exercisable for 121,400 shares of Common Stock.
 (8) Includes options immediately exercisable for 45,000 shares of Common Stock. Mr. Bodman's address is c/o AT&T Ventures, L.L.C., Two Wisconsin Circle, Chevy Chase, Maryland 20815.
 (9) Includes options immediately exercisable for 45,000 shares of Common Stock. Mr. Davoli's address is c/o Sigma Partners, 20 Custom House Street, Suite 830, Boston, Massachusetts 02110.
(10) Includes options immediately exercisable for 45,000 shares of Common Stock. Mr. O'Connor's address is c/o DoubleClick Inc., 41 Madison Avenue, New York, New York 10010.
(11) Includes 110,000 shares held in a family trust and options immediately exercisable for 5,000 shares of Common Stock. Mr. Strohm's address is c/o Greylock Equity Limited Partnership, 755 Page Mill Road, Building A, Palo Alto, California 94304.
(12) Includes options immediately exercisable for 70,000 shares of Common Stock. Mr. Nunn's address is c/o King & Spalding, 191 Peachtree Street, Atlanta, GA 30303.
(13) Includes options immediately exercisable for 766,400 shares of Common
     Stock.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Officers") whose salary and bonus for the 1999 Fiscal Year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1997, 1998 and 1999. No other executive officers who would have otherwise been includable in the table on the basis of salary and bonus earned for the 1999 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year.

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                             ANNUAL COMPENSATION    -------------
                                                             --------------------      OPTIONS
NAME AND PRINCIPAL POSITION(S)                        YEAR    SALARY      BONUS     (# OF SHARES)
------------------------------                        ----   --------    --------   -------------
Thomas E. Noonan....................................  1999   $196,875    $ 18,500           --
  President, Chief Executive Officer and              1998    185,486      95,000      240,000
  Chairman of the Board                               1997    130,000      60,000           --
Alex Bogaerts.......................................  1999    109,327     117,785       40,000
  Vice President (Europe)(1)                          1998    100,000     104,401           --
                                                      1997     89,000      76,000       50,000
Lin Ja Hong.........................................  1999    122,068     172,067       20,000
  Vice President (Asia/Pacific)                       1998    110,000      62,642       30,000
                                                      1997    110,000      43,890       55,000
Richard Macchia.....................................  1999    142,000      32,890           --
  Vice President and Chief Financial Officer          1998    135,000      35,320           --
                                                      1997      1,688(2)       --      250,000
M. Thomas McNeight..................................  1999    135,000      86,051           --
  Vice President (Americas Sales)                     1998    125,000     240,874           --
                                                      1997    125,000      91,300           --

---------------

(1) Mr. Bogaerts' compensation, other than options, was paid to a consulting company owned by Mr. Bogaerts.
(2) Mr. Macchia joined the Company in December 1997.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the stock options granted to the Named Officers during the 1999 Fiscal Year. All the grants were made under the 1995 Plan. No stock appreciation rights were granted to the Named Officers during such fiscal year.

                             OPTION GRANTS IN 1999

                          NUMBER       % OF TOTAL                                         POTENTIAL REALIZABLE VALUE AT
                            OF          OPTIONS                                              ASSUMED ANNUAL RATES OF
                        SECURITIES     GRANTED TO                                          STOCK PRICE APPRECIATION FOR
                        UNDERLYING     EMPLOYEES     EXERCISE     MARKET                          OPTION TERM(1)
                          OPTIONS          IN        PRICE PER   PRICE PER   EXPIRATION   ------------------------------
NAME                      GRANTED         1999         SHARE       SHARE        DATE           5%              10%
----                    -----------   ------------   ---------   ---------   ----------   ------------    --------------
Thomas E. Noonan......        --           --%        $    --     $    --           --      $     --        $       --
Alex Bogaerts.........    40,000(2)       2.3          30.625      30.625     10/17/09       770,396         1,952,335
Lin Ja Hong...........    20,000(2)       1.2          30.625      30.625     10/17/09       385,198           976,167
Richard Macchia.......        --           --              --          --           --            --                --
M. Thomas McNeight....        --           --              --          --           --            --                --

---------------

(1) Future value assumes appreciation in the market value of the Common Stock of 5% and 10% per year over the ten-year option period as mandated by the rules and regulations of the Securities and Exchange Commission and does not represent the Company's estimate or projection of the future value of the Common Stock. The actual value realized may be greater than or less than the potential realizable values set forth in the table.
(2) The shares underlying these options vest 25% per year over a four-year period and are subject to repurchase by the Company at the exercise price should the individual cease his employment with the Company prior to full vesting. If the Company is acquired by merger, consolidation or asset sale, the option shares will accelerate in full unless the successor assumes these options. In the event that the successor assumes these options, if within 12 months following the acquisition, the individual's position is reduced to a lesser position or the individual's employment is involuntarily terminated, the option shares will accelerate in part so that the next annual installment of option shares scheduled to vest will immediately vest in full and, to the extent the individual continues in the Company's service, each installment of option shares scheduled to vest thereafter will vest on each subsequent anniversary of the acceleration date. Each option expires on the earlier of ten years from the date of grant or termination of the individual's employment with the Company. All options were granted at fair market value as determined by the Board on the date of grant.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information, with respect to the Named Officers, concerning the exercise of options during the 1999 Fiscal Year and unexercised options held by them at the end of that fiscal year. None of the Named Officers exercised any stock appreciation rights during the 1999 Fiscal Year and no stock appreciation rights were held by the Named Officers at the end of such year.

        AGGREGATE 1999 OPTION EXERCISES AND 1999 YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                          SHARES                   UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                         ACQUIRED               OPTIONS AT DECEMBER 31, 1999       AT DECEMBER 31, 1999(1)
                            ON        VALUE     ----------------------------     ---------------------------
NAME                     EXERCISE   REALIZED    EXERCISABLE    UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                     --------   ---------   -----------    -------------     -----------   -------------
Thomas E. Noonan.......       --           --      100,000(2)      100,000(2)    $ 6,112,500    $6,112,500
Thomas E. Noonan.......       --           --       20,000(3)       20,000(3)      1,202,500     1,202,500
Alex Bogaerts..........   22,500      607,063       35,000(4)       40,000         2,481,125     1,620,000
Lin Ja Hong............    5,000      144,594       57,500(4)       42,500         3,951,000     2,185,313
Richard Macchia........   35,000      872,188      215,000(4)           --        14,539,375            --
M. Thomas McNeight.....   38,600    1,189,850      213,400(4)           --        16,440,970            --

---------------

(1) Value determined by subtracting the exercise price from the closing price per share of the Common Stock on the Nasdaq National Market on December 31, 1999 ($71.125 per share).
(2) The option is exercisable in its entirety on March 12, 2004, subject to acceleration based upon achievement of prescribed revenue levels. Based upon the Company's 1999 revenues, the option became exercisable for 50,000 additional shares on December 31, 1999. As of December 31, 1999, options for 100,000 shares were vested and exercisable.
(3) The option is exercisable in its entirety on March 12, 2003, subject to acceleration based upon achievement of prescribed revenue levels. Based upon the Company's 1999 revenues, the option became exercisable for 10,000 additional shares on December 31, 1999. As of December 31, 1999, options for 20,000 shares were vested and exercisable.
(4) The shares purchasable upon exercise of the options are subject to repurchase by the Company at the exercise price upon the optionee's termination of employment prior to vesting in the shares. The Company's repurchase right lapses with respect to, and the optionee vests in, 25% of the option shares upon the optionee's completion of each year of service. As of December 31, 1999, the number of exercisable vested option shares for each named officer was as follows: Mr. Bogaerts -- no shares; Mr.
    Lin -- 30,000 shares; Mr. Macchia -- 89,998 shares; Mr. McNeight -- 113,900 shares.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     The Company does not have any existing employment agreements with any Named Officer.

     The Compensation Committee of the Board, as Plan Administrator of the 1995 Plan, has exclusive authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by the individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event. The Company does have agreements with certain management members regarding acceleration of option vesting in the event of the consummation of a transaction that results in a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board established a Compensation Committee in February 1996. During 1997, 1998 and 1999, Messrs. Davoli, O'Connor and Strohm served as members of the Compensation Committee. None of these individuals has served at any time as one of the Company's officers or employees. Prior to the establishment of the Compensation Committee, the Board made all decisions relating to executive compensation. For a description of the transactions between the Company and members of the Compensation Committee and entities affiliated with the members, see "Certain Transactions". None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for the individuals. The Compensation Committee also has the exclusive authority to make discretionary option grants to the Company's executive officers under the 1995 Plan.

     The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to the individuals.

     General Compensation Policy. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of annual financial performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

     The Company retains the services of an independent compensation consulting firm to advise the Committee as to how the Company's executive compensation levels compare to those of companies within and outside of the industry.

     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 1999 Fiscal Year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Base Salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and
(ii) the competitive marketplace for persons in comparable positions. The Company's performance and profitability may also be a factor in determining the base salaries of executive officers.

     Annual Incentives. The Chief Executive Officer was eligible for annual incentive bonuses based on a percentage of his base pay (approximately 50% for the 1999 Fiscal Year) adjusted to reflect the actual financial performance of the Company in comparison to the Company's business plan, and additional bonuses based on the Company attaining certain sales targets. The other executive officers of the Company were also awarded incentive compensation based on achievement of sales quotas or bonuses equal to a percentage of base salary on the basis of the Company's performance and attainment of individual goals. Based on the Company's performance for the 1999 Fiscal Year, bonuses were awarded to the Named Officers in the amounts indicated in the Summary Compensation Table.

     Long Term Incentives. Generally, stock option grants are made annually by the Compensation Committee to each of the Company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Options generally vest in equal annual installments over a four-year period, contingent upon the officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

     CEO Compensation. In setting the total compensation payable to the Company's Chief Executive Officer for the 1999 Fiscal Year, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies in the surveyed group, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation.

     The Compensation Committee adjusted Mr. Noonan's base salary for the 1999 Fiscal Year in recognition of his personal performance and with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Noonan's base salary, it is the Compensation Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors.

     The remaining components of Mr. Noonan's 1999 Fiscal Year compensation, however, were primarily dependent upon the Company's performance. Mr. Noonan was paid $18,500 of cash bonuses for the 1999 Fiscal Year, although he was eligible for larger bonuses based on financial performance of the Company in comparison to the Company's business plan and upon the Company's attainment of certain sales goals. Prior to the 1999 Fiscal Year, the Compensation Committee awarded a stock option grant to Mr. Noonan in order to provide him with an equity incentive to continue contributing to the financial success of the Company. The option will have value for Mr. Noonan only if the market price of the underlying option shares appreciates over the market price in effect on the date the grant was made. Mr. Noonan's options vest as described in footnotes 2 and 3 to the table above titled "Aggregate 1999 Option Exercises and 1999 Year-End Option Values" on page 20.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 1999 Fiscal Year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2000 will exceed that limit. The Company's 1995 Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision if the individual cash compensation of any executive officer ever approaches the $1 million level.

     It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-term and long-term.

     Submitted by the Compensation Committee of the Company's Board of
Directors:
          Robert E. Davoli
          Kevin J. O'Connor
          David N. Strohm

STOCK PERFORMANCE GRAPH

     The graph depicted below shows a comparison of cumulative total stockholder returns for the Company and the Nasdaq Computers and Data Processing Services Index.

                                                      ISSX                NASDAQ
                                                      ----                ------
3/24/98                                              100.00               100.00
12/31/98                                             136.22               140.43
12/31/99                                             352.31               308.43

---------------

(1) The graph covers the period from March 24, 1998 (the first day of trading after the Company's initial public offering of shares of its Common Stock) to December 31, 1999.
(2) The graph assumes that $100 was invested in the Company's Common Stock on March 24, 1998, and in the Nasdaq Computers and Data Processing Services Index, and that all dividends were reinvested. No cash dividends have been declared or paid on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall the graph or report be incorporated by reference into any future filings made by the Company under those statutes.

                              CERTAIN TRANSACTIONS

     In addition to the indemnification provisions contained in the Company's Restated Certificate of Incorporation and Bylaws, the Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify the director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as a director or officer of the Company and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company. Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest are excluded from the indemnification obligation.

     All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of the Board, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of the Common Stock and their transactions in Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1999 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1999 Fiscal Year, the Company believes that all reporting requirements under
Section 16(a) for the fiscal year were met in a timely manner by its directors, executive officers and greater than 10% beneficial owners.

                              INDEPENDENT AUDITORS

     The Board has appointed the firm of Ernst & Young LLP, independent public auditors for the Company during the 1999 Fiscal Year, to serve in the same capacity for the year ending December 31, 2000. The Board, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Board believes that a change would be in the best interests of the Company and its stockholders.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

                          ANNUAL REPORT AND FORM 10-K

     A copy of the Annual Report of the Company for the 1999 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material. In addition, the Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about March 30, 2000. A copy of the Company's Annual Report on Form 10-K is available without charge upon written request to the Company at its principal executive offices, 6600 Peachtree-Dunwoody Road, 300 Embassy Row, Suite 500, Atlanta, Georgia 30328.

                                      THE BOARD OF DIRECTORS OF ISS GROUP, INC.

Dated:  April 12, 2000

                                ISS GROUP, INC.
                                     PROXY

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 24, 2000

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ISS GROUP, INC.

   The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held May 24, 2000 and the Proxy Statement and appoints Richard Macchia and Jon Ver Steeg, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of ISS Group, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the LaQuinta Inn, 6260 Peachtree-Dunwoody Road, Atlanta, Georgia 30328, on Wednesday, May 24, 2000 at 11:00 A.M. (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

   1. To elect directors to serve for a three-year term ending in the year 2003 or until a successor is duly elected and qualified:

                                                FOR               WITHHOLD AUTHORITY TO VOTE
       Thomas E. Noonan                         [ ]                          [ ]
       Sam Nunn                                 [ ]                          [ ]
       David N. Strohm                          [ ]                          [ ]

   2. To approve an amendment to the Company's certificate of incorporation changing the Company's name to "Internet Security Systems, Inc."
                  [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

   3. To approve amendments to the Company's Restated 1995 Stock Incentive Plan (the "1995 Plan"), reducing the number of shares included in future options granted to non-employee directors under the 1995 Plan's Automatic Option Grant Program and increasing the vesting period for annual automatic grants.
                  [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

             (Continued and to be dated and signed on reverse side)

   4. To approve amendments to the 1995 Plan, limiting the number of shares of Common Stock reserved under the automatic annual increase provisions of the 1995 Plan.
                  [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

   5. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the Annual Meeting and upon other matters as may properly come before the Annual Meeting.

   The Board of Directors recommends a vote FOR the directors listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND FOR THE OTHER PROPOSALS.

                                                  Please print the name(s)
                                                  appearing on each share
                                                  certificate(s) over which you
                                                  have voting authority:

                                                  ------------------------------
                                                  (Print name(s) on certificate)

                                                  Please sign your name:
                                                  ------------------------------

                                                  ------------------------------
                                                  (Authorized Signature(s))

                                                  ------------------------------

                                                  Dated:                  , 2000
                                                     -----------------------